N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	424-333-6122

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2015 RESULTS
HIGHLIGHTED BY CONTINUED STRONG AND DIVERSIFIED GROWTH

•	Revenues Grew 20% Year-Over-Year to More Than $157 Billion

•	Operating Earnings Reached $11 Billion

•	Cash Flows From Operations Exceeded $9.7 Billion

•	Full Year Adjusted Net Earnings Were $6.45 Per Share

NEW YORK, NY (January 19, 2016) - UnitedHealth Group (NYSE: UNH) today reported fourth quarter and full year 2015 results, once again highlighted by broad-based growth and market share expansion. In 2015, UnitedHealthcare grew to serve more people while effectively managing for better outcomes at lower health care costs on behalf of its clients. Optum paired strong organic growth with strategic investments to contribute nearly 40 percent of UnitedHealth Group’s full year earnings from operations in 2015.

“The people of UnitedHealth Group are focused sharply on executing fully on 2016 commitments and delivering the highest quality experience for those we are privileged to serve. These efforts are reflected in continuing strong growth as we enter the new year,” said Stephen J. Hemsley, chief executive officer of UnitedHealth Group.

The Company affirmed its 2016 financial outlook, including estimated revenues of more than $180 billion, rising net earnings growth to a range of $7.60 to $7.80 in adjusted earnings per share, and strong cash flows from operations in the range of $9.5 billion to $10 billion.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
Revenues	$43.6 billion	$33.4 billion	$41.5 billion	$157.1 billion	$130.5 billion
Earnings From Operations	$2.5 billion	$2.8 billion	$3.0 billion	$11.0 billion	$10.3 billion
Net Margin	2.8%	4.5%	3.8%	3.7%	4.3%

•
UnitedHealth Group’s full year 2015 revenues of $157.1 billion grew 20 percent or $26.6 billion year-over-year. Revenue growth was broad-based and reflected growing market demand for the Company’s product and service offerings. UnitedHealthcare’s 2015 revenues grew 10 percent and Optum’s revenues grew 42 percent, with strong double-digit percentage revenue growth in each Optum segment.

•
Full year 2015 earnings from operations were $11 billion and adjusted net earnings were $6.45 per share, including $1.40 per share in the fourth quarter. Full year and fourth quarter after-tax margins declined year-over-year to 3.7 percent and 2.8 percent, respectively, due to the mix effect of strong growth in pharmacy care services and losses on individual exchange-compliant products and one state Medicaid contract. Excluding these losses from 2015 adjusted results, adjusted net earnings were $7.00 per share for the full year and $1.77 per share in the fourth quarter.

•
Full year 2015 cash flows from operations grew 21 percent year-over-year and exceeded $9.7 billion, representing 166 percent of net earnings. Fourth quarter cash flows were $3.5 billion, a strong 280 percent of net earnings.

•
The 2015 consolidated medical care ratios of 81.7 percent for full year and 82.7 percent in the fourth quarter were pressured by the individual exchange-compliant products. Prior year reserves developed favorably by a total of $320 million in 2015 compared to prior year reserve development of $420 million in 2014. Reserves developed favorably by a total of $250 million in the fourth quarter, compared to $100 million in the fourth quarter of last year.

•
The full year 2015 operating cost ratio of 15.5 percent decreased 80 basis points year-over-year due to shifts in business mix and improvements in productivity. The fourth quarter 2015 operating cost ratio of 15.1 percent improved from 17.2 percent in the fourth quarter of 2014, again reflecting the changing business mix.

•
The full year 2015 tax rate of 42.6 percent and fourth quarter tax rate of 43.3 percent increased year-over-year by 80 basis points and 110 basis points, respectively, due to higher levels of nondeductible ACA fees.

UnitedHealth Group Results - Continued

•
Fourth quarter 2015 days claims payable of 50 days increased 3 days year-over-year and were stable sequentially; the rising mix of government business drove a 2-day year-over-year increase in days sales outstanding to 14 days.

•
The Company’s financial position remained strong at December 31, 2015, with a full year 2015 interest coverage ratio of 16 times and a debt to total capital ratio of 49 percent. Return on equity of 18 percent rose 1 percentage point from 2014.

•	UnitedHealth Group repurchased 10.7 million shares for $1.2 billion in 2015, including 600,000 shares in the fourth quarter.

UnitedHealthcare provides health care benefits, serving individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs; and serves the nation’s military service members, retirees and their families through the TRICARE program.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
Revenues	$32.8 billion	$30.4 billion	$32.8 billion	$131.3 billion	$119.8 billion
Earnings From Operations	$949 million	$1.7 billion	$1.9 billion	$6.8 billion	$7.0 billion
Operating Margin	2.9%	5.7%	5.7%	5.1%	5.8%

UnitedHealthcare has grown to serve nearly 13.5 million more people, a 40 percent increase, over the past five years. Growth has been balanced across the commercial, government and international markets, and reflects deliberate diversification and the strong market competitiveness of UnitedHealthcare’s offerings.

•
UnitedHealthcare’s full year 2015 revenues of $131.3 billion grew $11.5 billion or 10 percent year-over-year. The number of people served across the U.S. medical benefits markets grew organically by 1.75 million year-over-year, with balanced growth across commercial, Medicare and Medicaid offerings. In the fourth quarter of 2015, UnitedHealthcare grew to serve a total of 315,000 more consumers.

•
Full year 2015 earnings from operations for UnitedHealthcare of $6.8 billion decreased $238 million from 2014, as operating margins declined to 5.1 percent. These decreases were driven by $720 million in losses related to individual exchange-compliant insurance business, including $245 million recorded in the fourth quarter of 2015 for the advance recognition of 2016 losses. A fourth quarter reserve of $95 million was also established for expected future losses on a state Medicaid contract. Excluding these losses, UnitedHealthcare full year 2015 earnings from operations grew 8 percent year-over-year to $7.6 billion. Reported fourth quarter 2015 earnings from operations of $949 million decreased $777 million year-over-year due to individual exchange-compliant product results, as well as investments to improve Medicare Stars quality performance.

UnitedHealthcare Employer & Individual

•	UnitedHealthcare Employer & Individual grew to serve nearly 1 million more people year-over-year at December 31, 2015, with fourth quarter 2015 growth of 200,000 people served.

•	Full year revenues of $47.2 billion grew $4.2 billion or 10 percent year-over year, with fourth quarter revenues of $12.1 billion increasing $1.3 billion or 12 percent.

UnitedHealthcare Medicare & Retirement

•	UnitedHealthcare grew Medicare & Retirement revenues by $3.5 billion or 8 percent year-over-year to $49.7 billion in 2015, including growth of 6 percent to $12.1 billion in the fourth quarter.

•
UnitedHealthcare grew to serve 515,000 more people in senior medical benefit products in 2015, an increase of 8 percent, including growth of 230,000 people in Medicare Advantage and 285,000 through Medicare Supplement products. Stand-alone Medicare Part D prescription drug plan participation decreased by 105,000 people in 2015.

•	UnitedHealthcare Medicare & Retirement leads in serving the health and well-being needs of seniors, serving nearly one in five Medicare beneficiaries.

UnitedHealthcare Community & State

•
In 2015, UnitedHealthcare Community & State revenues of $28.9 billion grew $5.3 billion or 23 percent year-over-year, due to continued strong membership growth and an increasing mix of higher need members, such as those served through long-term care programs. Fourth quarter revenues of $7.4 billion grew $892 million or 14 percent year-over-year.

•
UnitedHealthcare grew its Medicaid programs to serve 250,000 more people year-over-year, an increase of 5 percent, and provided benefits and services to more than 5.3 million people through a spectrum of more than 100 distinct programs in 24 states and the District of Columbia.

UnitedHealthcare Global

•
UnitedHealthcare Global’s full year revenues of $5.5 billion decreased 21 percent or $1.4 billion year-over-year due to changes in currency exchange rates, as UnitedHealthcare Global returned to profitability in 2015. Holding exchange rates constant, revenues grew 10 percent year-over-year in the fourth quarter and 11 percent on a full year basis. The business grew to serve 80,000 more people in the fourth quarter, following successful efforts to strengthen underwriting, pricing and operations and refocus the business toward more profitable market segments.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum’s people help improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
Total Revenues	$21.9 billion	$12.9 billion	$19.3 billion	$67.6 billion	$47.7 billion
Earnings From Operations	$1.5 billion	$1.0 billion	$1.1 billion	$4.3 billion	$3.3 billion
Operating Margin	6.9%	8.1%	5.9%	6.3%	6.9%

Optum’s growth reflects its differentiated capabilities and full-service orientation for stakeholders in the health care system, both domestically and abroad. Since 2011, Optum has compounded growth in revenues at 23 percent and operating earnings at 34 percent per year. Management expects sustained growth momentum in 2016.

•
In 2015, Optum revenues grew by just under $20 billion or 42 percent to $67.6 billion, with fourth quarter revenues increasing $9 billion or 70 percent to $21.9 billion. Optum’s full year earnings from operations grew nearly $1 billion or 30 percent year-over-year to $4.3 billion, and the full year operating margin was 6.3 percent. The fourth quarter operating margin of 6.9 percent included double-digit margins in both OptumHealth and OptumInsight and a 3.8 percent margin in pharmacy care services, reflecting strong OptumRx performance, the acquisition of Catamaran and related integration and amortization expenses.

•
OptumHealth revenues of $13.9 billion grew $2.9 billion or 26 percent year-over-year due to growth in its health care delivery businesses, as well as expansion in neighborhood care centers and population health management services. In total, OptumHealth served 78 million people at year end 2015, up from 63 million at the end of 2014.

Optum Results - Continued

•
OptumInsight revenues grew 19 percent to $6.2 billion in 2015, including 22 percent in the fourth quarter, driven by growth in care provider revenue management services and payer services. OptumInsight’s revenue backlog grew 21 percent year-over-year to exceed $10.4 billion at year end, compared to $8.6 billion at December 31, 2014.

•
In 2015, OptumRx grew revenues 51 percent year-over-year to $48.3 billion and fourth quarter revenues nearly doubled, reaching $16.7 billion, driven by both the acquisition of Catamaran and strong organic growth. OptumRx fulfilled 36 percent more scripts in 2015, growing from 570 million last year to 778 million adjusted scripts in 2015, including 258 million in the fourth quarter. OptumRx expects to fulfill 1 billion adjusted scripts in 2016.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through February 2, 2016. The conference call replay can also be accessed by dialing 1-800-677-6124. This earnings release and the Form 8-K dated January 19, 2016 can also be accessed from the Investors page of the Company’s website.

Non-GAAP Financial Measures
This news release presents information about the Company’s adjusted net earnings per share and interest coverage ratio, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of each of the foregoing non-GAAP financial measures to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.
Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,”

“expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions’ regulations affecting the health care industry; assessments for insolvent payers under state guaranty fund laws; our ability to achieve improvement in CMS Star ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and the effects of a prolonged U.S. government shutdown or debt ceiling constraints; changes in Medicare, including changes in payment methodology, the CMS Star ratings program or the application of risk adjustment data validation audits; our participation in federal and state health insurance exchanges which entail uncertainties associated with mix and volume of business; cyber-attacks or other privacy or data security incidents; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions, including our acquisition of Catamaran; fluctuations in foreign currency exchange rates on our reported shareholders’ equity and results of operations; downgrades in our credit ratings; adverse economic conditions, including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2015

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

•	Operating Cost Reclassification - Prior Period Financial Information

•	Reconciliation of Non-GAAP Financial Measures

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (a)
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues
Premiums	$31,727	$29,375	$127,163	$115,302
Products	8,377	1,127	17,312	4,242
Services	3,315	2,765	11,922	10,151
Investment and other income	180	166	710	779
Total revenues	43,599	33,433	157,107	130,474
Operating costs
Medical costs	26,229	23,534	103,875	93,633
Operating costs	6,562	5,734	24,312	21,263
Cost of products sold	7,856	1,019	16,206	3,826
Depreciation and amortization	484	381	1,693	1,478
Total operating costs	41,131	30,668	146,086	120,200
Earnings from operations	2,468	2,765	11,021	10,274
Interest expense	(260)	(151)	(790)	(618)
Earnings before income taxes	2,208	2,614	10,231	9,656
Provision for income taxes	(956)	(1,104)	(4,363)	(4,037)
Net earnings	1,252	1,510	5,868	5,619
Earnings attributable to noncontrolling interests	(34)	—	(55)	—
Net earnings attributable to UnitedHealth Group common shareholders	$1,218	$1,510	$5,813	$5,619
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.26	$1.55	$6.01	$5.70
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (b)	$1.40	$1.64	$6.45	$6.04
Diluted weighted-average common shares outstanding	967	973	967	986

(a)	See page 6 for information about the reclassification of historical operating costs.

(b)	See page 7 for a reconciliation of non-GAAP measures.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
Assets
Cash and short-term investments	$12,911	$9,236
Accounts receivable, net	6,523	4,252
Other current assets	12,205	10,068
Total current assets	31,639	23,556
Long-term investments	18,792	18,827
Other long-term assets	60,952	43,999
Total assets	$111,383	$86,382
Liabilities and Equity
Medical costs payable	$14,330	$12,040
Commercial paper and current maturities of long-term debt	6,634	1,399
Other current liabilities	21,934	17,184
Total current liabilities	42,898	30,623
Long-term debt, less current maturities	25,460	16,007
Other long-term liabilities	7,564	5,910
Redeemable noncontrolling interests	1,736	1,388
Equity	33,725	32,454
Total liabilities and equity	$111,383	$86,382

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Years Ended December 31,
	2015	2014
Operating Activities
Net earnings	$5,868	$5,619
Noncash items:
Depreciation and amortization	1,693	1,478
Deferred income taxes and other	(308)	(415)
Share-based compensation	406	364
Net changes in operating assets and liabilities	2,081	1,005
Cash flows from operating activities	9,740	8,051
Investing Activities
Purchases of investments, net of sales and maturities	(531)	799
Purchases of property, equipment and capitalized software, net	(1,556)	(1,447)
Cash paid for acquisitions, net	(16,164)	(1,923)
Other, net	(144)	37
Cash flows used for investing activities	(18,395)	(2,534)
Financing Activities
Common stock repurchases	(1,200)	(4,008)
Dividends paid	(1,786)	(1,362)
Net change in commercial paper and long-term debt	14,607	391
Other, net	618	(314)
Cash flows from (used for) financing activities	12,239	(5,293)
Effect of exchange rate changes on cash and cash equivalents	(156)	(5)
Increase in cash and cash equivalents	3,428	219
Cash and cash equivalents, beginning of period	7,495	7,276
Cash and cash equivalents, end of period	$10,923	$7,495

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except percentages)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues
UnitedHealthcare	$32,830	$30,434	$131,343	$119,798
Optum	21,899	12,876	67,604	47,746
Eliminations	(11,130)	(9,877)	(41,840)	(37,070)
Total consolidated revenues	$43,599	$33,433	$157,107	$130,474
Earnings from Operations
UnitedHealthcare	$949	$1,726	$6,754	$6,992
Optum (a)	1,519	1,039	4,267	3,282
Total consolidated earnings from operations	$2,468	$2,765	$11,021	$10,274
Operating Margin
UnitedHealthcare	2.9%	5.7%	5.1%	5.8%
Optum	6.9%	8.1%	6.3%	6.9%
Consolidated operating margin	5.7%	8.3%	7.0%	7.9%

Revenues
UnitedHealthcare Employer & Individual	$12,055	$10,721	$47,194	$43,017
UnitedHealthcare Medicare & Retirement	12,128	11,494	49,735	46,258
UnitedHealthcare Community & State	7,409	6,517	28,911	23,586
UnitedHealthcare Global	1,238	1,702	5,503	6,937

OptumHealth	3,668	3,017	13,927	11,032
OptumInsight	1,812	1,487	6,196	5,227
OptumRx	16,657	8,507	48,272	31,976
Optum eliminations	(238)	(135)	(791)	(489)

(a)
Earnings from operations for Optum for the three months and year ended December 31, 2015 included $390 and $1,240 for OptumHealth; $496 and $1,278 for OptumInsight; and $633 and $1,749 for OptumRx, respectively. Earnings from operations for Optum for the three months and year ended December 31, 2014 included $341 and $1,090 for OptumHealth; $367 and $1,002 for OptumInsight; and $331 and $1,190 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	December 31, 2015	September 30, 2015	December 31, 2014
Commercial risk-based	8,285	8,180	7,505
Commercial fee-based, including TRICARE	21,445	21,350	21,245
Total Commercial	29,730	29,530	28,750
Medicare Advantage	3,235	3,225	3,005
Medicaid	5,305	5,305	5,055
Medicare Supplement (Standardized)	4,035	4,010	3,750
Total Public and Senior	12,575	12,540	11,810
Total UnitedHealthcare - Domestic Medical	42,305	42,070	40,560
International	4,090	4,010	4,425
Total UnitedHealthcare - Medical	46,395	46,080	44,985

Supplemental Data
Medicare Part D stand-alone	5,060	5,075	5,165

Note:	UnitedHealth Group served 129.0 million individuals across all businesses at December 31, 2015, 126.7 million at September 30, 2015, and 88.5 million at December 31, 2014.

UNITEDHEALTH GROUP
OPERATING COST RECLASSIFICATION - PRIOR PERIOD FINANCIAL INFORMATION (a)
(in millions, except percentages)
(unaudited)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015
Revenues
Premiums	$31,674	$31,961	$31,801
Products	1,230	1,223	6,482
Services	2,706	2,865	3,036
Investment and other income	146	214	170
Total revenues	35,756	36,263	41,489
Operating costs
Medical costs	25,790	26,127	25,729
Operating costs	5,834	5,738	6,178
Cost of products sold	1,114	1,124	6,112
Depreciation and amortization	378	379	452
Total operating costs	33,116	33,368	38,471

Medical care ratio	81.4%	81.7%	80.9%
Operating cost ratio	16.3%	15.8%	14.9%

	Three Months Ended				Years Ended December 31,
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	2014	2013
Revenues
Premiums	$28,115	$28,840	$28,972	$29,375	$115,302	$109,557
Products	998	1,037	1,080	1,127	4,242	3,190
Services	2,404	2,447	2,535	2,765	10,151	8,997
Investment and other income	191	250	172	166	779	745
Total revenues	31,708	32,574	32,759	33,433	130,474	122,489
Operating costs
Medical costs	23,304	23,610	23,185	23,534	93,633	89,659
Operating costs	5,088	5,108	5,333	5,734	21,263	18,941
Cost of products sold	902	940	965	1,019	3,826	2,891
Depreciation and amortization	360	364	373	381	1,478	1,375
Total operating costs	29,654	30,022	29,856	30,668	120,200	112,866

Medical care ratio	82.9%	81.9%	80.0%	80.1%	81.2%	81.8%
Operating cost ratio	16.0%	15.7%	16.3%	17.2%	16.3%	15.5%

(a)
During the fourth quarter of 2015, the Company changed its presentation of certain pharmacy fulfillment costs related to its OptumRx business to be consistent with the approach used by its acquisition, Catamaran Corporation. When consolidated, these costs are now included in medical costs and cost of products sold, whereas they were previously included in operating costs. This reclassification had no impact on total operating costs, earnings from operations, net earnings, or earnings per share.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

•	Adjusted Net Earnings and Earnings per Share

•	Pro Forma Net Earnings and Earnings per Share

•	Interest Coverage Ratio

Use of Non-GAAP Financial Measures

Adjusted and pro forma earnings per share and EBITDA are non-GAAP financial measures and should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of adjusted earnings per share provides investors and management useful information about the earnings impact acquisition-related intangible asset amortization. The use of pro forma earnings per share provides investors and management useful information about the impacts of individual exchange-compliant insurance business, reserves related to the advance recognition of losses on individual exchange-compliant products and a state Medicaid contract as well as the earnings impact of acquisition-related intangible asset amortization. Management also believes that the use of EBITDA-based coverage metrics provide investors and management with useful information relative to our debt level relative and about our ability to service debt. These non-GAAP measures do not reflect all of the expenses associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED NET EARNINGS AND EARNINGS PER SHARE (a)
(in millions, except per share data)
(unaudited)

					Year Ended	Projected Year Ended
	Three Months Ended				December 31,	December 31,
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	2015	2016
GAAP net earnings	$1,413	$1,585	$1,597	$1,218	$5,813	$6,850 to $7,100
Intangible amortization, net of tax effects	86	86	117	134	423	500
Adjusted net earnings	$1,499	$1,671	$1,714	$1,352	$6,236	$7,350 to $7,600

GAAP diluted earnings per share	$1.46	$1.64	$1.65	$1.26	$6.01	$7.10 to $7.30
Intangible amortization, net of tax effects per share	0.09	0.09	0.12	0.14	0.44	~$0.50
Adjusted diluted earnings per share	$1.55	$1.73	$1.77	$1.40	$6.45	$7.60 to $7.80

					Years Ended
	Three Months Ended				December 31,
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	2014	2013
GAAP net earnings	$1,099	$1,408	$1,602	$1,510	$5,619	$5,625
Intangible amortization, net of tax effects	85	85	85	86	341	337
Adjusted net earnings	$1,184	$1,493	$1,687	$1,596	$5,960	$5,962

GAAP diluted earnings per share	$1.10	$1.42	$1.63	$1.55	$5.70	$5.50
Intangible amortization, net of tax effects per share	0.09	0.09	0.09	0.09	0.34	0.33
Adjusted diluted earnings per share	$1.19	$1.51	$1.72	$1.64	$6.04	$5.83

(a)	GAAP and adjusted net earnings and earnings per share are attributable to UnitedHealth Group common shareholders.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
PRO FORMA NET EARNINGS AND EARNINGS PER SHARE (a)
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2015	2015
GAAP net earnings	$1,218	$5,813
Intangible amortization, net of tax effects	134	423
Adjusted net earnings	1,352	6,236
Individual exchange-compliant product losses and advanced recognition of 2016 losses, net of tax effects	364	530
Pro forma net earnings	$1,716	$6,766

GAAP diluted net earnings per share	$1.26	$6.01
Intangible amortization, net of tax effects per share	0.14	0.44
Adjusted net earnings per share	1.40	6.45
Individual exchange-compliant product losses and advanced recognition of 2016 losses, net of tax effects per share	0.37	0.55
Pro forma net earnings per share	$1.77	$7.00

(a)	GAAP, adjusted and pro forma net earnings and earnings per share are attributable to UnitedHealth Group common shareholders.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST COVERAGE RATIO
(in millions)
(unaudited)

	Year Ended
	December 31,
	2015
GAAP net earnings	$5,868
Interest expense	790
Provision for income taxes	4,363
Depreciation and amortization	1,693
EBITDA (a)	$12,714

Interest expense	$790
EBITDA to interest coverage ratio	16	times

(a)	Earnings before interest, taxes, depreciation and amortization